Registration Statement No.333-285508
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated August 07, 2026 to the Prospectus dated March 25, 2025, the Prospectus Supplement dated March 25, 2025 and the Product Supplement dated March 25, 2025

US$2,741,000
Senior Medium-Term Notes, Series K
Autocallable Barrier Notes with Step Up Call Amount due August 12, 2032
Linked to the MerQube US Large-Cap Vol Advantage Index

•	The notes are designed for investors who are willing to forego interest payments and are seeking a return equal to the applicable Call Amount (as set forth herein under “Key Terms of the Notes”), which represents a return equal to approximately 13.40% per annum, if the closing level of the MerQube US Large-Cap Vol Advantage Index (the “Reference Asset”) on any quarterly Call Observation Date beginning in August 2027 is greater than or equal to 80% of its Initial Level (the “Call Level”). Investors should be willing to have their notes automatically redeemed prior to maturity, be willing to forego any potential to participate in any increase in the level of the Reference Asset, be willing to forego any interest and be willing to lose some or all of their principal at maturity.
•	Beginning on August 16, 2027, if on any Observation Date, the closing level of the Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. On the corresponding settlement date (the “Call Settlement Date"), investors will receive their principal amount plus the Call Amount corresponding to the applicable Observation Date. After the notes are redeemed, investors will not receive any additional payments in respect of the notes.
•	The notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically redeemed, the payment at maturity will be based on the Final Level of the Reference Asset and whether the Final Level of the Reference Asset has declined from its Initial Level to below its Trigger Level on the Valuation Date (a “Trigger Event”), as described below.
•	If the notes are not automatically redeemed and a Trigger Event has occurred, investors will lose 1% of the principal amount for each 1% decrease in the level of the Reference Asset from its Initial Level to its Final Level. In such a case, you will receive a cash amount at maturity that is less than the principal amount.
•	Investing in the notes is not equivalent to a hypothetical direct investment in the Reference Asset.
•	The notes do not bear interest. The notes will not be listed on any securities exchange.
•	All payments on the notes are subject to the credit risk of Bank of Montreal.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
•	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

Terms of the Notes:

Pricing Date:	August 07, 2026	Valuation Date:	August 09, 2032
Settlement Date:	August 14, 2026	Maturity Date:	August 12, 2032

Specific Terms of the Notes:

Autocallable Number	Reference Asset	Ticker Symbol	Initial Level	Call Amounts	Call Level*	Trigger Level*	CUSIP	Principal Amount	Price to Public[1]	Agent’s Commission[1]	Proceeds to Bank of Montreal[1]
6987	The MerQube US Large-Cap Vol Advantage Index	MQUSLVA	4,502.83	As set forth on page 2 herein. The Call Amounts represent a return of approximately 13.40% per annum.	3,602.26, 80.00% of its Initial Level	2,251.42, 50.00% of its Initial Level	06376LSB3	$2,741,000.00	100%	0.00% $0.00	100.00% $2,741,000.00

1 Selected dealers will receive a structuring fee of up to $6.50 from us or one of our affiliates for each note. The costs included in the “Price to Public” above will also include fees paid to one or more electronic platforms for providing certain electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

* Rounded to two decimal places.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-5 hereof, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-6 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this document, the product supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense. The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

On the date hereof, based on the terms set forth above, the estimated initial value of the notes is $923.69 per $1,000 in principal amount. However, as discussed in more detail below, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Reference Asset:	The MerQube US Large-Cap Vol Advantage Index (ticker symbol "MQUSLVA"). See "The Reference Asset" below for additional information.

Automatic Redemption:	Beginning on August 16, 2027, if, on any Observation Date, the closing level of the Reference Asset is greater than or equal to its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the Notes.

Payment upon Automatic Redemption:	If the notes are automatically redeemed, then, on the corresponding Call Settlement Date, investors will receive their principal amount plus the applicable Call Amount.

Observation Dates, Call Settlement Dates and Call

Amounts:[1,2]	Observation Dates	Call Amounts (per Note)	Potential Call Settlement Dates
	August 16, 2027	$134.00	August 19, 2027
	November 08, 2027	$167.50	November 12, 2027
	February 07, 2028	$201.00	February 10, 2028
	May 08, 2028	$234.50	May 11, 2028
	August 07, 2028	$268.00	August 10, 2028
	November 07, 2028	$301.50	November 10, 2028
	February 07, 2029	$335.00	February 12, 2029
	May 07, 2029	$368.50	May 10, 2029
	August 07, 2029	$402.00	August 10, 2029
	November 07, 2029	$435.50	November 13, 2029
	February 07, 2030	$469.00	February 12, 2030
	May 07, 2030	$502.50	May 10, 2030
	August 07, 2030	$536.00	August 12, 2030
	November 07, 2030	$569.50	November 13, 2030
	February 07, 2031	$603.00	February 12, 2031
	May 07, 2031	$636.50	May 12, 2031
	August 07, 2031	$670.00	August 12, 2031
	November 07, 2031	$703.50	November 12, 2031
	February 09, 2032	$737.00	February 12, 2032
	May 07, 2032	$770.50	May 12, 2032
	Valuation Date	$804.00	Maturity Date
	The Call Amounts represent a return of approximately 13.40% per annum.

Payment at Maturity:

If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset.

You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred.

If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + [$1,000 x Percentage Change]

This amount will be less than the principal amount of your note, and may be zero.

Trigger Event:[2]	A Trigger Event will be deemed to occur if the Final Level of the Reference Asset is less than its Trigger Level on the Valuation Date.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level

Initial Level:[2]	As set forth on the cover hereof.

Trigger Level:[2]	2,251.42, which is 50.00% of the Initial Level (rounded to two decimal places).

Call Level:[2]	3,602.26, which is 80.00% of the Initial Level (rounded to two decimal places).

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Pricing Date:	August 07, 2026

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Settlement Date:	August 14, 2026

Valuation Date:[1]	August 09, 2032

Maturity Date:[1]	August 12, 2032

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

1 Subject to the occurrence of a market disruption event, as described in the accompanying product supplement.

2 As determined by the calculation agent and subject to adjustment in certain circumstances. See “General Terms of the Notes — Adjustments to a Reference Asset that Is an Index” in the product supplement for additional information.

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Additional Terms of the Notes

You should read this document together with the product supplement dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This document, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in Additional Risk Factors Relating to the Notes in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000121465925004745/o324252424b2.htm

Prospectus supplement dated March 25, 2025 and prospectus dated March 25, 2025:
https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this document, "we", "us" or "our" refers to Bank of Montreal.

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Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

Risks Related to the Structure or Features of the Notes

•	Your investment in the notes may result in a loss. — The notes do not guarantee any return of principal. If the notes are not automatically redeemed, the payment at maturity will be based on the Final Level and whether a Trigger Event has occurred. If the Final Level is less than its Trigger Level, a Trigger Event will occur, and you will lose 1% of the principal amount for each 1% that the Final Level is less than the Initial Level. In such a case, you will receive at maturity a cash payment that is less than the principal amount of the notes and may be zero. Accordingly, you could lose your entire investment in the notes.
•	Your notes are subject to automatic early redemption. — We will redeem the notes if the closing level of the Reference Asset on any Observation Date is greater than or equal to its Call Level. Following an automatic redemption, you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
•	Your return on the notes is limited to the potential Call Amount regardless of any increase in the level of the Reference Asset. — You will not receive a payment with a value greater than your principal amount plus the applicable Call Amount, even if the Final Level of the Reference Asset exceeds its Call Level by a substantial amount. Accordingly, your maximum return on the applicable notes is limited to the potential return represented by the Call Amounts.
•	Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. — The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. The notes do not provide for fixed interest payments. Even if your return on the notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of ours with the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
•	Higher Call Amounts or a lower Trigger Level may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. — The economic terms for the notes, including the Call Amounts, Call Levels and Trigger Level, are based, in part, on the expected volatility of the Reference Asset at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Reference Asset. The greater the expected volatility of the Reference Asset as of the Pricing Date, the greater the expectation is as of that date that a Trigger Event could occur and, as a consequence, an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in higher potential Call Amounts than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a lower Trigger Level than those terms on otherwise comparable securities. Therefore, relatively higher potential Call Amounts may indicate an increased risk of loss. Further, relatively a lower Trigger Level may not necessarily indicate that the notes have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose a significant portion or all of your initial investment.

Risks Related to the Reference Asset

•	The strategy tracked by the MQUSLVA and the views implicit in the MQUSLVA are not guaranteed to succeed. The strategy tracked by the MQUSLVA is not guaranteed to be successful. It is impossible to predict whether and the extent to which the MQUSLVA or the underlying position in the E-mini® S&P 500® futures (such position, the “SPX Futures Position”, linked to the S&P 500® Index, the “SPX”) will yield positive or negative results. You should seek your own advice as necessary to assess the MQUSLVA and its strategy.
The MQUSLVA attempts to provide a dynamic rules-based exposure to the SPX Futures Position while targeting a pre-defined level of implied volatility, net of a daily deduction. The MQUSLVA adjusts its exposure to the SPX Futures Position weekly, based on the implied volatility of the State Street® SPDR® S&P 500® ETF Trust (the “SPY”). By seeking to maintain a predetermined level of volatility, the MQUSLVA may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a set level of volatility. In addition, the volatility control mechanism includes a maximum limit on exposure to the SPX Futures Position, regardless of whether the observed implied volatility of the SPY or SPX Futures Position, adjusted for exposure, corresponds with the targeted volatility. Additionally, the adjustments to the exposure of the MQUSLVA to the SPX Futures Position occur on a weekly basis, meaning that an observed change in volatility will not be immediately reflected and the MQUSLVA’s exposure may not be reduced quickly enough to avoid negative performance or increased quickly enough to capture positive performance. These provisions may limit the ability of the MQUSLVA to adjust to market conditions with sufficient speed during periods of excessive changes in volatility or to participate in favorable performance of the SPX and/or the SPX Futures Position and may cause the MQUSLVA to underperform another strategy that is not subject to these or similar conditions. The MQUSLVA includes a decrement feature, which reduces the performance of the MQUSLVA in all cases, whether the SPX Futures Position appreciates or depreciates.

It is impossible to predict and list all factors and events that may impact the MQUSLVA and SPX Futures Position, positively or negatively. Conditions in particular markets, as well as overall market and macroeconomic conditions and other events and circumstances, may affect the MQUSLVA, the SPX and the SPX Futures Position in unanticipated ways, which could adversely affect the MQUSLVA performance and, therefore, your return on any investment linked to the MQUSLVA. Certain disruption or extraordinary events may also require the applicable Index Sponsor to adjust or terminate the MQUSLVA, which could adversely affect the MQUSLVA’s performance and the return on any investment linked to the MQUSLVA.

No assurance can be given that the investment strategy on which the MQUSLVA or SPX Futures Position is based will be successful or that the MQUSLVA or SPX Futures Position will outperform any alternative strategy that might be employed in respect of the SPX Futures Position or the SPX.

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•	The MQUSLVA may underperform the SPX Futures Position and/or the SPX, and the SPX Futures Position may underperform the SPX. The MQUSLVA is intended to provide volatility-adjusted exposure to the SPX Futures Position net of a daily decrement deduction. The SPX Futures Position consists of a “rolling” position in a selection of E-Mini® S&P 500® futures contracts (the “SPX Futures”). The MQUSLVA increases its exposure to the SPX Futures Position when the implied volatility of the SPY is lower and decreases exposure to the SPX Futures Position when the implied volatility of the SPY is higher. The underlying investment thesis, which may or may not prove to be accurate, is that decreasing exposure to the SPX Futures Position during periods of increased volatility of the SPY will limit the MQUSLVA’s participation in rapid downturns. However, decreasing exposure to the SPX Futures Position during periods of increased volatility will also limit the MQUSLVA’s participation in any rapid growth. There can be no assurance that the MQUSLVA’s investment thesis will prove correct or that the MQUSLVA will effectively implement its investment thesis. Additionally, because of the embedded deductions, the MQUSLVA will underperform the SPX Futures Position, adjusted for exposure, and the SPX Futures Position may underperform the SPX.

•	The SPX Futures Position represents a rolling futures position. The SPX Futures Position is based on a “rolling” futures position on the SPX. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, equity futures contracts such as the SPX Futures normally specify a certain date for cash settlement of the underlying equity index contract. As the exchange-traded futures contracts tracked by the SPX Position approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in June may specify a September expiration. As time passes, the contract expiring in September is replaced with a contract for delivery in December. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll yield.” Contango could adversely affect the level of the SPX Position, which in turn would affect the value of the MQUSLVA.

•	The decrement will reduce the performance of the MQUSLVA. The MQUSLVA includes a decrement feature, whereby a decrement based on a per annum rate of 6% is deducted daily as part of the calculation of the MQUSLVA level. The SPX Futures Position, adjusted for exposure, must increase by an amount sufficient to offset the decrement in order for the MQUSLVA to display a positive return, and, even when the SPX Futures Position performs positively, the decrement will reduce the performance of the MQUSLVA. Accordingly, the level of the MQUSLVA may decline even if the level of the SPX Futures Position increases or the SPX appreciates. The decrement will adversely affect the performance of the MQUSLVA in all cases, whether the SPX Futures Position performs positively or negatively.

•	The MQUSLVA is an “excess return” index that does not reflect “total returns.” The MQUSLVA is an excess return index that does not reflect total returns. Generally, the return from investing in futures contracts derives from three sources: (a) the “price return,” which refers to changes in the price of the relevant futures contracts; (b) the “roll return,” which refers to the profit or loss realized when rolling the relevant futures contracts; and (c) the “collateral return,” which refers to the interest (if any) earned on the cash deposited as collateral for the purchase of the relevant futures contracts.

The MQUSLVA measures the returns accrued from a hypothetical investment in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in the SPX Futures). By contrast, a total return index, in addition to reflecting the price return and the roll return, would also reflect interest that could be earned on funds committed to the trading of the SPX Futures (i.e., the collateral return associated with an investment in the SPX Futures). Therefore, an investment in an instrument linked to the MQUSLVA reflects “excess returns” only and does not reflect “total returns,” and may underperform as compared to a similar investment linked to another total return index linked to SPX Futures.

•	The MQUSLVA is subject to risks associated with significant leverage. The MQUSLVA uses a volatility-control mechanism to achieve its target volatility, which may involve the use of significant leverage. The volatility control mechanism adjusts the “exposure” of the MQUSLVA to the SPX Futures Position. At times, the exposure can be as high as 500%, meaning that a 1% daily decrease in the SPX Futures Position will be reflected as a 5% daily decrease in the level of the MQUSLVA, before accounting for the daily decrement which will further diminish the performance of the MQUSLVA. When the MQUSLVA employs leveraged exposure in this way, any decline (including any deduction related to the “excess return” construct) in the SPX Futures Position will be magnified, resulting in accelerated losses.

•	The MQUSLVA may be significantly uninvested in the SPX Futures Position. The MQUSLVA’s exposure to the SPX Futures Position may be less than 100% if the implied volatility of the SPY is above 35% as of the applicable weekly rebalancing. If the MQUSLVA’s exposure to the SPX Futures Position is less than 100%, the MQUSLVA will not be fully “invested”, and any uninvested portion will earn no return. The MQUSLVA may be significantly uninvested on any given day and will realize only a portion of any gains due to increases in the level of the SPX Futures Position on any such day. The 6.0% per annum decrement is deducted daily, even when the MQUSLVA is not fully invested.

•	The volatility control mechanism may negatively impact the performance of the MQUSLVA. The MQUSLVA employs a rules-based volatility control mechanism that aims to control volatility close to a pre-defined target level. By seeking to maintain a predetermined level of implied volatility, the MQUSLVA may underperform an alternative strategy that seeks to maintain a higher or lower volatility or an alternative strategy that does not seek to maintain a level of volatility. The volatility control mechanisms also include limits on maximum exposure, regardless of the observed volatility. These provisions may limit the ability to adjust to market conditions or to participate in favorable performance of the SPX Futures Position or SPY and, accordingly, may cause the MQUSLVA to underperform another strategy that is not subject to these or similar conditions.

•	The MQUSLVA may not approximate its target volatility. The MQUSLVA seeks to maintain a target volatility by dynamically adjusting its exposure to the SPX Futures Position on a weekly basis, subject to a maximum exposure of 500% and a minimum exposure of 0%. These adjustments are made based on the implied volatility of the SPY. There is no guarantee that such measures will be an accurate representation of future volatility. The volatility of a portfolio on any day may change quickly and unexpectedly. If the volatility of the SPY changes rapidly from day-to-day, the MQUSLVA will not match such changes in volatility, since the exposure of the MQUSLVA is only adjusted weekly. Further, there can be no assurance that the volatility control mechanism employed by the MQUSLVA will be the most effective way to accurately assess volatility or to predict patterns of volatility. There can be no assurance that the MQUSLVA will achieve its target volatility.

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•	Implied volatility may not be an accurate indicator of future volatility. The MQUSLVA seeks to take on a defined degree of expected risk by allocating exposure to the SPX Futures Position based on the volatility control mechanism. The MQUSLVA measures the expected risk of its portfolio based on implied volatility, which is calculated over the course of a pre-determined time window near the end of each weekly trading session. There can be no assurance that the implied volatility measured during this pre-determined time window will be indicative of future volatility of the portfolio or of volatility at any other time. In addition, other potential measures of volatility, such as historical volatility, may be a more accurate measure of volatility than implied volatility. As a result, the measure of expected risk used by the MQUSLVA may be less accurate than other measures that could have been used.

•	The MQUSLVA may be adversely affected by a “volatility drag” effect. If the MQUSLVA is not consistently successful in increasing exposure to the SPX Futures Position in advance of increases in the value of the SPX Futures Position and reducing exposure to the SPX Futures Position in advance of declines in the value of the SPX Futures Position, then the MQUSLVA is also expected to be subject to a “volatility drag” effect, which will exacerbate the decline that results from having highly leveraged exposure to the declines in the value of the SPX Futures Position. The decay effect would result from the fact that the MQUSLVA resets its leveraged exposure to the SPX Futures Position on a weekly basis, and would manifest any time the level of the SPX Futures Position moves in one direction prior to a reset and another following the reset. The decay effect would result because resetting leverage after an increase but in advance of a decline would cause an Index to have increased exposure to that decline, and resetting leverage following a decline but in advance of an increase would cause an Index to have decreased exposure to that increase. The more this fact pattern repeats, the lower the performance of the MQUSLVA would be relative to the performance of the SPX Futures Position.

•	There can be no guarantee that the method by which implied volatility is determined will be effective and you should undertake your own investigation into the method by which implied volatility is calculated for the MQUSLVA. The volatility measure referenced in the calculation of the MQUSLVA is determined based on the implied volatility of the SPY, calculated based on the prices of listed options on the SPY with a one week expiration. Further details on the method of calculating implied volatility for the MQUSLVA are publicly available, and you should undertake your own investigation into the method by which implied volatility is calculated or any assumptions on which this methodology may be based. There can be no guarantee that the method by which implied volatility is determined for purposes of calculating the MQUSLVA will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results

•	The MQUSLVA was recently launched and has limited operating history. The MQUSLVA was launched on February 11, 2022 and therefore has limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the MQUSLVA which may make it more difficult for you to evaluate the historical performance of the MQUSLVA and make an informed investment decision than would be the case if the MQUSLVA had a longer history.

•	Historical performance of the MQUSLVA should not be taken as an indication of the future performance of the MQUSLVA. The actual performance of the MQUSLVA over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the MQUSLVA or its hypothetical, back-tested historical performance. As a result, it is impossible to predict whether the level of the MQUSLVA will rise or fall.

The publicly available levels of the MQUSLVA for any dates prior to its launch date were calculated using hypothetical back-tested performance. Hypothetical back-tested performance prior to the launch of the MQUSLVA refers to simulated performance data created by applying its calculation methodology to historical or simulated levels of the SPX Futures Position (which itself is based on applying the SPX Futures Position’s calculation methodology to historical or simulated levels of the SPX Futures), SPY and other market measures. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, that is, with the benefit of being able to evaluate how the MQUSLVA methodology would have caused the MQUSLVA to perform had it existed during the hypothetical back-test period. It is impossible to predict whether the MQUSLVA will rise or fall. Accordingly, the actual performance of the MQUSLVA may differ significantly from the back-tested information, and if the MQUSLVA is shown to have generally appreciated over the hypothetical back-test period, that may not therefore be an accurate or reliable indication of any fundamental aspect of the MQUSLVA methodology.

Moreover, prior to April 13, 2023, the MQUSLVA applied a different methodology for the calculation of the implied volatility of the SPY, where official settlement prices of Eurodollar futures, which referenced 3-month USD LIBOR rate, were referenced instead of the official settlement prices of SOFR 3-month futures. The calculation of the MQUSLVA that is applied after April 13, 2023 involves different calculations as compared to the prior methodology of the MQUSLVA that referenced the 3-month USD LIBOR rate. Since the levels of the MQUSLVA prior to April 13, 2023 were calculated using a different methodology, the current methodology was not applied to the calculation of such levels and those prior levels do not reflect the levels that would have resulted had the current methodology of the MQUSLVA been applied. Such results are therefore neither an indicator nor a guarantor of future results of the application of the current methodology of the MQUSLVA.
The hypothetical back-tested performance of the MQUSLVA prior to February 11, 2022 cannot fully reflect the actual results that would have occurred had the MQUSLVA actually been calculated during that period and should not be relied upon as an indication of the MQUSLVA’s future performance. In addition, the historical performance of the MQUSLVA prior to April 13, 2023 does not reflect the application of the current methodology of the MQUSLVA and should not be relied upon as an indication of the MQUSLVA’s future performance. A longer history of actual performance could be helpful in providing more reliable information on which to assess the MQUSLVA.

•	MerQube sponsors, administers, calculates and publishes the MQUSLVA. MerQube have the authority to determine whether certain events affecting the MQUSLVA have occurred including, but not limited to, events affecting the measures referenced in the calculation of the indices. Potential investors in the notes should be aware that any determination or calculation made by MerQube may affect the level of the MQUSLVA and, as appropriate, the performance of any instruments linked to the performance of the MQUSLVA, including the notes. MerQube has no obligation to consider the interest of investors in any such instruments, including the notes, when making any determination or calculation. Determinations of calculations by MerQube may negatively impact your return on the notes.

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•	Owning the notes is not the same as a hypothetical direct investment in the MQUSLVA, the SPX Futures Position, the SPX Futures, the SPY or the SPX or a security directly linked to the MQUSLVA, the SPX Futures Position, the SPX Futures, the SPY or the SPX. The return on your notes will not reflect the return you would realize if you made a hypothetical direct investment in the MQUSLVA, the SPX Futures Position, the SPX Futures Position, the SPX Futures, the SPY, SPX or the underlying securities of the SPX or a security directly linked to the performance of the MQUSLVA, the SPX Futures Position, the SPX Futures, the SPY, SPX or the underlying securities of the SPX and held that investment for a similar period. Your notes may trade quite differently from the MQUSLVA, the SPX Futures Position, the SPX Futures, the SPY or the underlying securities of the SPX. Changes in the level of the MQUSLVA, the SPX Futures Position or the SPX, or changes in the prices of SPX Futures, the SPY or the underlying securities of the SPX, may not result in comparable changes in the market value of your notes. Even if the level of the MQUSLVA, the SPX Futures Position or the SPX or the prices of SPX Futures, the SPY or the underlying securities of the SPX increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes to decrease while the level of the MQUSLVA, the SPX Futures Position or the SPX or the prices of SPX Futures, the SPY or the underlying securities of the SPX, increases.

•	You will not have any shareholder rights and will have no right to receive any securities referenced by the MQUSLVA or the SPX Futures Position, nor shares of the SPY or any company included in the SPX, at maturity. Investing in your notes will not make you a holder of any securities held or referenced by the MQUSLVA or the SPX Futures Position or of any shares of the SPY or any company included in the SPX. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to such underlying securities.

•	We have no affiliation with the index sponsor and will not be responsible for the index sponsor's actions. The sponsor of the MQUSLVA is not our affiliate and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor may consult with market participants before taking any action with respect to the index, and these market participants may include parties with whom we have entered into hedging arrangements with respect to the notes. None of these parties have any obligation of any sort with respect to the notes. Thus, neither the index sponsor nor any hedging counterparty has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the index sponsor.

•	You must rely on your own evaluation of the merits of an investment linked to the MQUSLVA. In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the levels of the MQUSLVA, the SPX or the prices of SPX Futures, the SPY or the securities included in the SPX. One or more of our affiliates have published, and in the future may publish, research reports that express views on the MQUSLVA, the SPX, SOFR, SPX Futures, the SPY or the securities included in the SPX. However, these views are subject to change from time to time. Moreover, other professionals who deal in the markets relating to the MQUSLVA, the SPX, SPX Futures, the SPY or the securities included in the SPX at any time may have significantly different views from those of our affiliates. You are encouraged to derive information concerning the MQUSLVA and the measures it references from multiple sources, and you should not rely on the views expressed by our affiliates. Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

General Risk Factors

•	Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay any amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•	Potential conflicts. We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of SPX Futures, the SPY, securities included in the SPX and/or SPY or on options related to the SPY or SPX on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the MQUSLVA and, therefore, the market value of, and the payments on, the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the MQUSLVA, the SPX, SPX Futures, the SPY and/or securities included in the SPX and/or SPY. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes. Additionally, we may enter into transactions with a hedging counterparty to offset our obligations under the notes. Any such hedging counterparty and its affiliates may engage in activities that are adverse to your interests as a holder of the notes, including the activities described in this paragraph as well as other activities with respect to the MQUSLVA.

•	Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.
•	Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date hereof is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Reference Asset, dividend rates and interest rates. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth herein and in the product supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.
•	The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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•	Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public. This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements. In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs. As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public. Any sale that you make prior to the Maturity Date could result in a substantial loss to you.
•	Lack of liquidity. — The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.
•	Hedging and trading activities. — We or any of our affiliates have carried out or may carry out hedging activities related to the notes and may have entered or may enter into agreements with third-parties to hedge our obligations under the notes. We, any of our affiliates, any hedging counterparty and any of their affiliates may carry out market transactions related to the MQUSLVA, including purchasing or selling shares of the SPY, shares of securities included in the SPY and/or the SPX, futures or options relating to the MQUSLVA, SPX, SPY or securities included in the SPY and/or SPX or other derivative instruments with returns linked or related to changes in the performance on the MQUSLVA, SPX, SPY or securities included in the SPY and/or SPX. We, any of our affiliates, any hedging counter party and any of their affiliates may also trade in the securities included in the SPY and/or SPX or instruments related to the MQUSLVA, SPY, SPX or such securities from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect the payments on the notes.

•	Many economic and market factors will influence the value of the notes. — In addition to the level of the Reference Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•	Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described herein.
The Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.
Please read carefully the section entitled "U.S. Federal Tax Information" herein, the section entitled "Supplemental Tax Considerations–Supplemental U.S. Federal Income Tax Considerations" in the accompanying product supplement, the section entitled "United States Federal Income Taxation" in the accompanying prospectus and the section entitled "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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Examples of the Hypothetical Payments for a $1,000 Investment in the Notes

The following examples illustrate the hypothetical payments on a note upon an automatic call or at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of 100.00, a hypothetical Trigger Level of 50.00 (50.00% of the hypothetical Initial Level), a hypothetical Call Level of 80.00 (80.00% of the hypothetical Initial Level), hypothetical Call Amounts representing a return of 13.40% per annum, a range of hypothetical closing levels and the effect on the payment of the notes.

The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive will depend upon the level of the Reference Asset on the Observation Dates and on the Valuation Date.

Hypothetical Examples of Amounts Payable Upon an Automatic Call – The following hypothetical examples illustrate how hypothetical payments are calculated upon an automatic call.

Example 1: The closing level of the Reference Asset decreases by 10.00% from the Initial Level to a closing level of 90.00 on the first Observation Date. Because the closing level of the Reference Asset on the first Observation Date is greater than its Call Level, the investor receives on the first Call Settlement Date a cash payment of $1,134.00, representing the principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 2: The closing level of the Reference Asset decreases by 25.00% from the Initial Level to a closing level of 75.00 on the first Observation Date, but the closing level of the Reference Asset increases by 10% from the Initial Level to a closing level of 110.00 on the second Observation Date. Because the notes are not called on the first Observation Date and the closing level of the Reference Asset on the second Observation Date is greater than its Call Level, the investor receives on the second Call Settlement Date a cash payment of $1,167.50, representing principal amount plus the corresponding hypothetical Call Amount. After the notes are called, they will no longer remain outstanding and there will be no further payments on the notes.

Example 3: The notes are not called on any of the Observation Dates prior to the final Observation Date, and the closing level of the Reference Asset increases by 20.00% from the Initial Level to a closing level of 120.00 on the Valuation Date. Because the notes are not called on any of the preceding Observation Dates and the closing level of the Reference Asset on the Valuation Date is greater than its Call Level, the investor receives on the maturity date a cash payment of $1,804.00, representing the principal amount plus the corresponding hypothetical Call Amount.

Hypothetical Examples of Amounts Payable at Maturity – The following hypothetical examples illustrate how hypothetical payments at maturity are calculated, assuming the notes have not been automatically called.

Example 4: The closing level of the Reference Asset decreases by 45.00% from the Initial Level to its Final Level of 55.00 on the Valuation Date. The notes are not called on any Observation Date because the closing level of the Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Reference Asset is less than its Initial Level but is greater than its Trigger Level, the investor receives at maturity, a cash payment of $1,000 per note, despite the decline in the closing level of the Reference Asset.

Example 5: The closing level of the Reference Asset decreases by 60.00% from the Initial Level to its Final Level of 40.00 on the Valuation Date, which is less than its Trigger Level. The notes are not called on any Observation Date because the closing level of the Reference Asset is below its Call Level on each Observation Date (including the Valuation Date). Because the Final Level of the Reference Asset is less than its Initial Level as well as its Trigger Level, the investor receives at maturity, a cash payment of $400.00 per note, calculated as follows:

Principal Amount + [Principal Amount × Percentage Change of the Reference Asset]

= $1,000 + [$1,000 x -60.00%] = $1,000 - $600.00 = $400.00

The payments shown above are entirely hypothetical; they are based on levels of the Reference Asset that may not be achieved and on assumptions that may prove to be erroneous. The actual market value of your notes at maturity or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the notes or on an investment in the securities included in the Reference Asset.

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U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid derivative contract for U.S. federal income tax purposes. In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as pre-paid derivative contracts in respect of the Reference Asset for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying product supplement under "Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations—Notes Treated as an Investment Unit Consisting of Debt Portions and Put Options, as a Pre-Paid Contingent Income-Bearing Derivative Contract, or as a Pre-Paid Derivative Contract—Notes Treated as Pre-Paid Derivative Contracts," which applies to the notes, except the following disclosure which supplements, and to the extent inconsistent supersedes, the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on "dividend equivalent" payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are "delta-one" instruments. Based on our determination that the notes are not delta-one instruments, non-United States holders (as defined in the product supplement) should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.

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Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover hereof. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Selected dealers will receive a structuring fee of up to $6.50 from us or one of our affiliates for each note.

We will deliver the notes on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

The notes and the related offer to purchase notes and sale of notes under the terms and conditions provided herein do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The notes are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the notes from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these notes.

British Virgin Islands. The notes have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This pricing supplement and the related documents shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Cayman Islands. Pursuant to the Companies Law (as amended) of the Cayman Islands, no invitation may be made to the public in the Cayman Islands to subscribe for the notes by or on behalf of the issuer unless at the time of such invitation the issuer is listed on the Cayman Islands Stock Exchange. The issuer is not presently listed on the Cayman Islands Stock Exchange and, accordingly, no invitation to the public in the Cayman Islands is to be made by the issuer (or by any dealer on its behalf). No such invitation is made to the public in the Cayman Islands hereby.

Dominican Republic. Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Israel. This pricing supplement is intended solely for investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended. A prospectus has not been prepared or filed, and will not be prepared or filed, in Israel relating to the notes offered hereunder. The notes cannot be resold in Israel other than to investors listed in the First Supplement of the Israeli Securities Law of 1968, as amended.

No action will be taken in Israel that would permit an offering of the notes or the distribution of any offering document or any other material to the public in Israel. In particular, no offering document or other material has been reviewed or approved by the Israel Securities Authority. Any material provided to an offeree in Israel may not be reproduced or used for any other purpose, nor be furnished to any other person other than those to whom copies have been provided directly by us or the selling agents.

Nothing in this pricing supplement or any other offering material relating to the notes, should be considered as the rendering of a recommendation or advice, including investment advice or investment marketing under the Law For Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management, 1995, to purchase any note. The purchase of any note will be based on an investor’s own understanding, for the investor’s own benefit and for the investor’s own account and not with the aim or intention of distributing or offering to other parties. In purchasing the notes, each investor declares that it has the knowledge, expertise and experience in financial and business matters so as to be capable of evaluating the risks and merits of an investment in the notes, without relying on any of the materials provided.

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Mexico. The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the related documents may not be publicly distributed in Mexico. The notes may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Switzerland. This pricing supplement is not intended to constitute an offer or solicitation to purchase or invest in any notes. Neither this pricing supplement nor any other offering or marketing material relating to the notes constitutes a prospectus compliant with the requirements of articles 35 et seq. of the Swiss Financial Services Act ("FinSA") for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland.

Neither this pricing supplement nor any other offering or marketing material relating to the notes has been or will be filed with or approved by a Swiss review body (Prüfstelle). No application has been or is intended to be made to admit the notes to trading on any trading venue (SIX Swiss Exchange or on any other exchange or any multilateral trading facility) in Switzerland. Neither this pricing supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of FinSA except (i) in any circumstances falling within the exemptions to prepare a prospectus listed in article 36 para. 1 FinSA or (ii) where such offer does not qualify as a public offer in Switzerland, provided always that no offer of notes shall require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect to such offer and that such offer shall comply with the additional restrictions set out below (if applicable). The Issuer has not authorised and does not authorise any offer of notes which would require the Issuer or any offeror to publish a prospectus pursuant to article 35 FinSA in respect of such offer. For purposes of this provision "public offer" shall have the meaning as such term is understood pursuant to article 3 lit. g and h FinSA and the Swiss Financial Services Ordinance ("FinSO").

The notes do not constitute participations in a collective investment scheme within the meaning of the Swiss Collective Investment Schemes Act. They are not subject to the approval of, or supervision by, the Swiss Financial Market Supervisory Authority ("FINMA"), and investors in the notes will not benefit from protection under CISA or supervision by FINMA.

Prohibition of Offer to Private Clients in Switzerland - No Key Information Document pursuant to article 58 FinSA (Basisinformationsblatt für Finanzinstrumente) or equivalent document under foreign law pursuant to article 59 para. 2 FinSA has been or will be prepared in relation to the notes. Therefore, the following additional restriction applies: Notes qualifying as "debt securities with a derivative character" pursuant to article 86 para. 2 FinSO may not be offered within the meaning of article 58 para. 1 FinSA, and neither this pricing supplement nor any other offering or marketing material relating to such notes may be made available, to any retail client (Privatkunde) within the meaning of FinSA in Switzerland.

The notes may also be sold in the following jurisdictions, provided, in each case, any sales are made in accordance with all applicable laws in such jurisdiction:

•	Barbados
•	Bermuda

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Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes on the date hereof that is set forth on the cover hereof, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and
•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes on the Pricing Date was determined based on the market conditions on the Pricing Date.

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The Reference Asset

All disclosures contained in this pricing supplement regarding the Reference Asset, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing levels, have been derived from publicly available information prepared by the applicable sponsor. The information reflects the policies of, and is subject to change by, the sponsor. The sponsor owns the copyrights and all rights to the Reference Asset. The sponsor is under no obligation to continue to publish, and may discontinue publication of, the Reference Asset. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor.

We encourage you to review recent levels of the Reference Asset prior to making an investment decision with respect to the notes.

The MerQube US Large-Cap Vol Advantage Index (“MQUSLVA”)

The MerQube US Large-Cap Vol Advantage Index (the “MQUSLVA”) attempts to provide a dynamic rules-based exposure to a rolling futures position based on E-mini® S&P 500® futures (such position, the “SPX Futures Position”, linked to the S&P 500® Index, the “SPX”), while targeting a level of implied volatility of 35% (the “Volatility Target”), net of a daily deduction based on a rate of 6% per annum. The MQUSLVA adjusts its exposure to the SPX Futures Position weekly, based on the implied volatility of the State Street® SPDR® S&P 500® ETF Trust (the “SPY”). On each weekly rebalance day (each, an “Index Rebalance Day”), the exposure to the SPX Futures Position (the “Leverage Factor”) is set equal to (a) the Volatility Target divided by (b) the one-week implied volatility of the SPY, subject to a maximum exposure of 500% and a minimum exposure of 0%.

The performance of the SPX Futures Position is excess return and represented by the performance of selected E-Mini® S&P 500® futures contracts (the “SPX Futures”). The SPX Futures are excess return, providing exposure to the SPX and embedding a notional financing cost.

The MQUSLVA is sponsored, administered and calculated by MerQube, which collectively refers to MerQube Inc, MerQube UK Limited and any of their respective subsidiaries and affiliates. The MQUSLVA was developed by MerQube in coordination with J.P. Morgan Securities LLC. The MQUSLVA was first calculated on February 11, 2022, and is calculated based on a base date of January 14, 2005. The MQUSLVA is scheduled to be calculated on each day where the primary exchange, on which SPX Futures are listed, is scheduled to open for trading for its regular trading session (such day, an “Index Calculation Day”) and is published on Bloomberg under the ticker “MQUSLVA”.

The SPX Futures Position tracks the official settlement price of a selected futures contract linked to the SPX, subject to a “roll” feature whereby the SPX Futures Position will begin reducing its exposure to the selected futures contract and start allocating that exposure to the next nearby futures contract with a later expiry date. This process of reallocating exposure is referred to as a “roll”.

The full methodology of the MQUSLVA is publicly available online at https://merqube.com/index/MQUSLVA. The foregoing website address is an inactive textual reference only and the contents of such website and the information contained therein are not incorporated into this document.

Calculation of the Level of the MQUSLVA

On each Index Calculation Day that is not an Index Rebalancing Day, the level of the MQUSLVA is calculated by adjusting the TWAP level of the MQUSLVA on the immediately preceding Index Rebalancing Day to reflect (a) the performance of the SPX Futures Position, scaled by the prevailing Leverage Factor (as defined below) determined on the immediately preceding Index Rebalance Day, and (b) the accrual of the 6% per annum daily deduction from the immediately preceding Index Rebalance Day, calculated on the basis of the actual number of calendar days elapsed and a 360 day year (i.e., ACT/360 basis).

On each Index Rebalance Day, a new TWAP level of the MQUSLVA is calculated. The Index Calculation Agent calculates the TWAP level in the same manner as the level of the MQUSLVA is calculated on any non-rebalancing day, provided, however that the performance of the SPX Futures Position is based on the TWAP level as of that day. The Index Calculation Agent will then calculate the level of the MQUSLVA with respect to such day is then based on such TWAP level of the MQUSLVA and the performance of the SPX Futures Position, scaled by the updated Leverage Factor on such day. Expressed as formulas:

On an Index Rebalance Day:

On any Index Calculation Day that is not an Index Rebalance Day:

Where:

=	the level of the MQUSLVA in respect of Index Calculation Day t;

=	the TWAP Level (as defined below) of the MQUSLVA in respect of the Index Rebalance Day immediately preceding Index Calculation Day t;

=	the Leverage Factor in respect of the Index Calculation Day t (calculated as described in greater detail below);

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=	the Leverage Factor in respect of the Index Rebalance Day immediately preceding Index Calculation Day t (calculated as described in greater detail below);

=	the settlement level of the SPX Futures Position in respect of Index Calculation Day t (calculated as described in greater detail below);

=	the TWAP Level of the SPX Futures Position in respect of Index Calculation Day t (calculated as described in greater detail below);

=	the TWAP Level of the SPX Futures Position in respect of the Index Rebalance Day immediately preceding Index Calculation Day t (calculated as described in greater detail below);

=	6.0%; and

=	the number of calendar days from the Index Rebalance Day immediately preceding Index Calculation Day t, to Index Calculation Day t.

The Leverage Factor resets weekly on each Index Rebalance Day (subject to the occurrence of any market disruption events) and reflects the degree of exposure of the MQUSLVA in the performance of the SPX Futures Position, before the daily decrement is applied. It is calculated based on the implied volatility of the SPY and is subject to a maximum of 500% and a minimum of 0%, as discussed in greater detail below. The Leverage Factor may magnify the MQUSLVA’s exposure to negative performance of the SPX Futures Position or reduce the ability of the MQUSLVA to participate in positive performance of the SPX Futures Position. Similarly, the 6.0% per annum daily deduction will offset any positive performance of the SPX Futures Position and magnify any negative performance of the SPX Futures Position. The Leverage Factor may and the daily deduction will adversely affect the performance of the MQUSLVA.

Additionally, the level of the MQUSLVA is subject to a minimum level of 0 (i.e., the level will never be negative). If the level of the MQUSLVA ever reaches zero, the MQUSLVA will stay at 0 and MerQube’s index committee may, but is not required to, terminate the MQUSLVA.

Calculation of Leverage Factor

The Leverage Factor is calculated once each week on the Index Rebalance Day (typically Friday) based on the quotient of the Volatility Target divided by one-week implied volatility of the SPY, subject to the maximum Leverage Factor of 500% and minimum Leverage Factor of 0%. The implied volatility of the SPY will be calculated based on the value of listed options on SPY as described in greater detail below. Expressed as a formula:

Where:

=	the Leverage Factor in respect of a particular Index Rebalance Day rb;

=	the one week implied volatility of the SPY in respect of Index Rebalance Day rb (calculated as described in greater detail below);

=	35%; and

=	500%.

Calculation of Implied Volatility

Volatility is a measure of the degree of variation in the value of an asset over a period of time. Implied volatility is a method of estimating the market’s expectation of the future volatility of an asset based on the prices of options contracts on that asset. The Leverage Factor is calculated based on the implied volatility of listed options on the SPY with a one week expiration.

Specifically, the Index Calculation Agent will reference out-of-the-money call and put options on the SPY centered around an at-the-money strike price with a scheduled expiry on the immediately following Index Rebalance Day. These options will include (i) put options with strikes at or below the at-the-money strike price, and (ii) call options with strikes at or above the at-the-money strike price. In addition, the Index Calculation Agent adjusts the price of any American-style options that are selected, to approximate a European option price for such option. The at-the-money strike price refers to the “forward price” of the SPY, which is determined based on the current price of the SPY, any expected dividend payments, and the interest rates derived from official closing prices of SOFR 3-month futures.

Prior to April 13, 2023, the official closing prices of Eurodollar futures, which referenced 3-month USD LIBOR rates, were used to calculate the at-the-money strike price.

These calculations are performed as of each Index Rebalance Day with respect to the end of each minute during the period from and including 2:30 p.m. to but excluding 3:00 p.m. (EST) and the one week implied volatility of the SPY is calculated as the arithmetic average of implied volatility levels for the selected weekly options on the SPY, as described above, at the end of each minute during the period. If options data is not available on an Index Rebalance Day during that period, the Index Calculation Agent may use the most recent time period on that day for which options data was available to perform the relevant calculations, if, in the Index Calculation Agent’s discretion, the data from such period is an accurate reflection of the current level of volatility in the market.

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Further details on the method by which implied volatility is calculated for the MQUSLVA is publicly available, and you should undertake your own investigation into the method by which implied volatility is calculated or any assumptions on which this methodology may be based. The actual volatility of the MQUSLVA may not correspond with the Target Volatility, particularly during (i) periods of excessive volatility or (ii) periods where there is a significant difference between implied and realized volatility. Because the Leverage Factor is calculated on a weekly basis, it may take multiple days for the Leverage Factor to reflect changes based on the implied volatility of the SPY. The MQUSLVA may underperform an alternative investment that more directly tracks the relevant market volatility or employs an alternative method of calculating volatility. There can be no guarantee that the method by which implied volatility is determined will be effective or achieve the intended results. Alternative methods of calculating volatility could produce more effective results.

Calculation of SPX Futures Position

The SPX Futures Position is designed to track the performance of a “rolling” position in a selection of SPX Futures. Generally, the SPX Futures Position provides exposure SPX Futures with the nearest expiry date (the “Near Futures Contract”). However, when each applicable futures contract nears expiry, the SPX Futures Position will, over a five-day period (the “Roll Period”), begin reducing its exposure to the Near Futures Contract and start allocating that exposure to the next nearby futures contract with a later expiry date (the “Later Futures Contract”). The Roll Period generally begins on the sixth trading day on which the CME is scheduled to be open prior to the last trading day for the Near Futures Contract (each such day, a “Rolling Futures Calculation Day”). This process of reallocating exposure is referred to as a “roll” and each roll will occur in equal increments over the five Rolling Futures Calculation Days in the Roll Period, with one-fifth of the portfolio rolling on each Rolling Futures Calculation Day.

The level of the MQUSLVA references two different levels of the SPX Futures Position: (i) the TWAP Level and (ii the SPX Futures Position based on the official settlement price for SPX Futures (the “Settlement Price Level”). The TWAP Level of the SPX Futures Position is calculated in the same manner as the calculation of the settlement level except that all references to the “official settlement price” of any SPX Futures contract on the current Index Calculation Day instead refer to the “TWAP price” of such SPX Futures contract. The TWAP price of any SPX Futures contract on a particular day is calculated as a time weighted average price of that SPX Futures contract determined over a 10-minute period beginning at 3:50 PM EST (in the case of a regular trading session) or 12:50 PM EST (in the case of a half-day trading session). We have included a detailed description of the calculation of the Settlement Price Level below. The TWAP Level is calculated in the same manner, provided, however, that references to official settlement prices on the current Index Calculation Day should instead be read as references to the TWAP as appropriate.

The settlement level of the SPX Futures Position is calculated by multiplying (i) the level of the SPX Futures Position on the immediately preceding Index Calculation Day by (ii) the daily performance of the SPX Futures, which is expressed as a fraction equal to (a) the official settlement price of the SPX Futures on the current Index Calculation Day divided by the official settlement price of the Reference Futures on the immediately preceding Index Calculation Day. Outside the Roll Period, the SPX Futures Position tracks a single SPX Futures contract using a weight of 100%. Expressed as a formula:

Where:

=	the level of the SPX Futures Position on Index Calculation Day t;

=	the level of the SPX Futures Position on the Index Calculation Day immediately preceding Index Calculation Day t;

=	the official settlement price of the Near Futures Contract on Index Calculation Day t; and

=	the official settlement price of the Near Futures Contract on the Index Calculation Day immediately preceding Index Calculation Day t.

During a Roll Period, the weights of the Futures Contracts will correspond to the weights associated with a roll from the Near Futures Contract to the Later Futures Contract, over five days in equal increments. Expressed as a formula:

Where:

=	the level of the SPX Futures Position on Index Calculation Day t;

=	the level of the SPX Futures Position on the Index Calculation Day immediately preceding Index Calculation Day t;

=	the official settlement price of the Near Futures Contract on Index Calculation Day t;

=	the official settlement price of the Near Futures Contract on the Index Calculation Day immediately preceding Index Calculation Day t;

=	the official settlement price of the Later Futures Contract on Index Calculation Day t; and

=	the official settlement price of the Later Futures Contract on the Index Calculation Day immediately preceding Index Calculation Day t.

The SPDR® S&P 500® ETF Trust (“SPY”)

The SPDR® S&P 500® ETF Trust seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P 500® Index. The SPDR® S&P 500® ETF Trust utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The SPDR® S&P 500® ETF Trust typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as the underlying index. Shares of the SPDR® S&P 500® ETF Trust are listed on the NYSE Arca under the symbol “SPY.”

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The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of this Reference Asset is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P calculates this Reference Asset by reference to the prices of the constituent stocks of this Reference Asset without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the constituent stocks of the S&P 500® Index and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the S&P 500® Index. Constituents of the S&P 500® Index prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to be included in the S&P 500® Index. If a constituent company of the S&P 500® Index reorganizes into a multiple share class line structure, that company will remain in the S&P 500® Index at the discretion of the S&P Index Committee in order to minimize turnover.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

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Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.

Index Governance

The MQUSLVA is overseen by an index committee that is made up of MerQube staff. In the case of any scenario occurring that is not explicitly covered in the index methodology, the index committee will use its discretion to determine the action to be taken. MerQube and/or the index committee may also make determinations regarding matters such as recalculations and changes in the methodology used to calculate the MQUSLVA or adjustments. These determinations may (but are not required to) be related to market events and developments or the availability of or changes to reference measures used in the calculation of the MQUSLVA. MerQube may also decide to terminate the calculation of the MQUSLVA.

License Agreement

We have entered into a license agreement with MerQube that provides, in exchange for a fee, of the right to use the index described herein which is owned and published by MerQube. MerQube had no obligation and will not have any obligation to consider your interests as an investor in their role in developing the guidelines and policies governing the MQUSLVA or making judgments that may affect the level the MQUSLVA. Investment suitability must be determined individually for each investor, and investments linked to the MQUSLVA may not be suitable for all investors.

MerQube is not the issuer or producer of any investment linked to the MQUSLVA and MerQube has no duties, responsibilities, or obligations to investors in any such investment. The MQUSLVA is calculated using, among other things, market data or other information (“Input Data”) from one or more sources (each a “Data Provider”). MerQube is a registered trademark of MerQube. This trademark has been licensed for certain purposes by us, including in our capacity as the issuer of investments linked to the MQUSLVA. Such investments are not sponsored, endorsed, sold or promoted by MerQube, any Data Provider, or any other third party, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Input Data, MQUSLVA or any associated data.

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Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Mayer Brown LLP, when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated herein, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank of Montreal and other sources as to certain factual matters, all as stated in the legal opinion of Mayer Brown LLP dated March 25, 2025, which has been filed with the SEC as an exhibit to a report on Form 6-K by the Bank of Montreal on March 25, 2025.

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